Church & Dwight Co., Inc.

News Release

Contact:
Lee McChesney
Chief Financial Officer
609-806-1200

CHURCH & DWIGHT REPORTS Q4 2025 AND 2025 RESULTS AND PROVIDES 2026 OUTLOOK

Q4 2025 NET SALES, ADJUSTED GROSS MARGIN, ADJUSTED EPS AND CASH FLOW EXCEED OUTLOOK

2026 OUTLOOK OF ORGANIC SALES GROWTH OF 3-4% and ADJUSTED EPS GROWTH OF 5-8%

ANNOUNCES 4% DIVIDEND INCREASE

2025 Fourth Quarter Results	2025 Full Year Results

• Net Sales Growth +3.9%: Domestic +3.7% | Int’l +5.2% | SPD +2.8%

• Organic Sales +0.7%: Domestic -0.1% | Int’l +3.6% | SPD +2.8%¹

• Adjusted Gross Margin of 45.5%¹ (+90 Bps)

• Reported EPS $0.60, Adjusted EPS $0.86¹ (+11.7%)

• Cash from Operations of $363.4 million (+24.3%)

• Net Sales Growth +1.6% • Organic Sales +0.7%¹ • Adjusted Gross Margin Flat • Reported EPS $3.02, Adjusted EPS $3.53¹ (+2.6%) • Cash from operations $1.215 billion (+5.1%)

EWING, NJ, January 30, 2026 – Church & Dwight Co., Inc. (NYSE: CHD) today announced that the Company exceeded its outlook with stronger than expected sales and earnings growth leading to market share gains across our global portfolio. Full year 2025 net sales increased 1.6% to $6,203.2 million, exceeding the Company’s 2025 outlook of 1.5% growth. Organic sales grew 0.7%, despite a 130 basis points impact from a decline in our now exited VMS business and a deceleration in category growth.

“In a mixed consumer and macroeconomic environment, we are pleased to deliver another year of industry-leading results,” said Rick Dierker, Chief Executive Officer. “Our balanced portfolio of value and premium products and our relentless focus on execution delivered strong results for our shareholders, customers, and employees. We continue to drive both dollar and volume share gains in many of our brands, which we expect to continue in 2026. Our consistent delivery of sales growth, focus on margin expansion, and efficient working capital management leads to strong cash flow generation enabling our continued focus on growing our brands organically and acquiring great new brands.

“In 2025, we repositioned our portfolio by exiting our VMS, FLAWLESS™, SPINBRUSH™ and WATERPIK™ showerhead businesses. These actions enable us to devote greater focus to our portfolio’s faster growing value and premium product lines. This portfolio transformation is clearly evident when looking at 2025 consumption results. Before these actions, US consumption in 2025 was 0.9% on a reported basis. However, consumption growth increases to a robust 3.5% when you exclude these exited businesses. The Company is positioned well for stronger organic growth in the future.

For the full year, the domestic division declined 0.5% organically, while gaining market share in four of our eight power brands. Organic growth in the international division was 5.5% in 2025, driven by broad share gains across our subsidiaries. Our Specialty Products division’s organic sales grew 2.6%. Importantly, organic growth across all three divisions strengthened from the first half to the second half of 2025 with sales growing organically 2% overall in the second half.

Reported gross margin contracted by 100 basis points for the year, primarily from one-time charges related to 2025 business exits and a tariff refund in Q4 2024. Adjusted gross margin held steady in 2025 at 45.2% as our productivity, volume and mix fully offset the headwinds of inflation and tariffs after mitigation.

Full-year EPS was $3.02, a 27.4% increase from 2024 reported EPS. Prior year EPS included a $270.1 million after tax, non-cash charge related to the vitamin business. Full-year 2025 Adjusted EPS was $3.53, an increase of 2.6% compared to 2024 Adjusted EPS. Full-year Adjusted EPS exceeded the Company’s outlook of 1.5%.

Fourth Quarter Review

Q4 net sales were $1,644.2 million, climbing 3.9% compared to net sales in Q4 2024, exceeding the Company’s 3.5% outlook. Weaker than expected category growth and a decline in vitamin sales limited organic sales growth to 0.7% for the quarter, lower than the Company’s outlook of approximately 1.5%. Organic growth was 1.8% in Q4 excluding the now exited VMS business. Reported EPS for Q4 was $0.60, a 21.1% decrease that included an after-tax charge of $45.6 million in connection with the Company’s VMS exit. Adjusted EPS in Q4 was $0.86, up 11.7% from Q4 2024, inclusive of incremental marketing investments to further drive share gains and exit the year with momentum.

Consumer Domestic net sales were $1,271.2 million, a $45.5 million or 3.7% increase. Organic sales decreased 0.1% and increased 1.7% excluding the now exited VMS businesses. Organically, positive price and product mix (+0.6%) was offset by lower volume (-0.7%). Organic growth in THERABREATH™ mouthwash, ARM & HAMMER™ liquid laundry detergent, and HERO™ acne products was offset by declines in the vitamin business and OXICLEAN™. Our Consumer Domestic reported sales growth was fueled by the TOUCHLAND™ brand’s strong double-digit sales growth versus prior year.

Consumer International net sales were $299.8 million, a $14.7 million or 5.2% increase. Organic sales increased 3.6% due to a combination of higher volume (+2.9%) and price and product mix (+0.7%). Organic growth was led by HERO, THERABREATH, and ARM & HAMMER™ baking soda and was broad-based across the majority of our international markets.

Specialty Products net sales were $73.2 million, a $2.0 million or a 2.8% increase. Organic sales also increased 2.8% due to a combination of higher volume (+2.2%) and price and product mix (+0.6%).

Gross margin increased 110 basis points to 45.8% versus prior year. Adjusted gross margin was 45.5%, a 90 basis point increase from the prior year and was 140 basis points better than our outlook. The increases were driven by our productivity programs, higher volumes, business and acquisition mix, and were partially offset by inflation and tariff costs net of mitigation efforts.

Marketing expense was $212.3 million, a $4.4 million increase compared to a year ago. The Company continues to invest in its brands and new products in order to drive share gains, household penetration and organic growth.

Selling, general, and administrative expense (SG&A) was $275.5 million, an increase of $32.2 million, including $18.3 million of charges related to restricted stock and earnout expense from the Touchland acquisition. Adjusted SG&A was $254.0 million1, or 15.4% of net sales, a 20 basis point increase versus the prior year.

Income from Operations was $266.0 million. Adjusted Income from Operations was $282.1 million1, a $24.7 million or 9.6% increase.

Other Expense increased $74.3 million, driven by onetime charges. Adjusted other expense increased $15.6 million, reflecting lower interest income.

The adjusted effective tax rate of 21.7% was favorable compared to 24.9% in Q4 2024. The Company’s results included the benefit of lower state taxes this quarter and the prior year included a one-time non-recurring tax expense.

Cash Flow

The Company delivered strong cash results in 2025 with cash from operations of $1.2 billion, an increase of $59.2 million versus prior year driven by higher cash earnings and working capital improvement actions. Capital expenditures for the full year were $122.4 million, down $57.4 million from the prior year, primarily due to return to normalized capital spending levels in 2025.

As of December 31, 2025, total debt was $2.2 billion and cash-on-hand was $409.0 million. Our strong cash flow and balance sheet provide the Company robust liquidity and flexibility as we continue to pursue acquisitions and growth opportunities.

In the fourth quarter, the company repurchased an additional $300 million of shares, bringing share repurchases to a total of $900 million for 2025.

Vitamin Business Divesture Completed

The sale of VITAFUSION™ and L’IL CRITTERS™ brands, relevant trademarks and licenses, and the Company's manufacturing and distribution facilities in Vancouver and Ridgefield, Washington to Piping Rock, closed on December 31, 2025.

“We believe Piping Rock, a company with deep experience in the vitamin business, will be a successful steward for the VITAFUSION™ and L’IL CRITTERS™ businesses,” said Rick Dierker, Chief Executive Officer. “This sale allows us to better focus on organic growth and future growth initiatives.”

As a result of this transaction, the Company incurred a one-time, after-tax charge of $45.6 million in the fourth quarter of 2025. The VMS brands represented less than 5% of the Company’s 2025 net sales. In 2026, organic sales reporting will exclude our VMS business from prior periods.

4% Dividend Increase

For the 30th consecutive year, the Company’s Board of Directors has increased our dividend and this is the 125th consecutive year the Company has paid a quarterly dividend. The Company’s Board of Directors declared a 4.2% increase in the quarterly dividend from $0.295 to $0.3075 per share, equivalent to an annual dividend of $1.23 per share. The annual dividend payout will increase from $287 million in 2025 to approximately $291 million. The quarterly dividend will be payable March 2nd, 2026, to stockholders of record at the close of business on February 13, 2026.

“Our dividend increase reflects the Company’s continued desire for stockholders to benefit from our strong performance and our confidence looking forward,” said Mr. Dierker. “Our robust cash flow enables us to return cash to our stockholders while maintaining the financial flexibility to aggressively pursue acquisitions and growth opportunities.”

2026 New Products

“We are excited about the performance of our recent product innovation and the role it plays in driving our organic growth,” said Mr. Dierker. “Our commitment to innovation fuels our industry-leading performance and market share expansion. We expect new product launches in 2026 to continue to drive approximately half of our organic growth as we innovate in a number of key categories.”

Our 2026 innovation portfolio is focused on the following:

THERABREATH™ launched its new line of toothpaste online in August, with three variants designed to offer long-lasting fresh breath, deep cleaning, whitening, and improved gum health. Initial consumer reviews across multiple platforms have shown a strong average rating of 4.6. Consumers and THERABREATH™ brand loyalists appreciate the effective cleaning and flavor profile – designed to be fresh but not overpowering. THERABREATH™ toothpaste is arriving in stores now.

ARM & HAMMER™ Cat Litter has launched DUAL DEFENSE™ with Microban® Clumping Litter, available exclusively today at a leading retailer. This innovative formula delivers two layers of powerful protection: ARM & HAMMER™ odor eliminating technology that seals and destroys odors, plus Microban® antimicrobial product protection. Designed for germ conscious pet parents, which represent the majority of consumers in the category, DUAL DEFENSE™ litter provides elevated confidence and a fresher experience.

HERO™ is the leader in acne treatment and is now launching a platform of cleansers developed specifically for acne consumers – effective, gentle on skin, no drying after-feel. A 3-SKU line of HERO™ facial cleansers will launch nationally mid-year 2026, covering a range of acne consumer cleansing needs.

HERO™ MIGHTY SHIELD™ addresses a clear and growing consumer need for invisible, under makeup pimple protection that doesn’t compromise skin or aesthetics – a need driven by fear of worsening breakouts when layering products. This liquid to patch film seals zits while they heal, then lets users conceal seamlessly, delivering the “invisible on skin” benefit and creating a new usage occasion. Consumer test results indicate strong resonance with both acne prone and makeup wearing consumers.

ARM & HAMMER™ Baking Soda is a viral, trusted, go-to cleaning solution, and ARM & HAMMER™ is launching a Baking Soda Fresh Laundry Detergent with 10x more baking soda, leaning into its iconic Baking Soda equity. ARM & HAMMER Baking Soda Fresh detergent whitens, brightens, and delivers long-lasting freshness with a Sparkling Fresh scent. This launch expands the value tier of the ARM & HAMMER™ laundry portfolio during a time when consumers are looking for everyday value combined with reliable cleaning performance.

TROJAN™ G.O.A.T. Greatest of all Trojan™ condoms feature our first major material innovation in over two decades, introducing an ultra flex non-latex material that is our softest and most flexible ever. The enhanced softness and flexibility help deliver a more natural-feeling experience compared to traditional condoms. TROJAN G.O.A.T. condoms are odorless, colorless, and help enhance body heat transfer for next-level intimacy. Since the Q4 25 launch, TROJAN G.O.A.T. condoms are outperforming our previous successful TROJAN™ RAW™ launch and are now the #1 rated TROJAN branded condom on Amazon with a 4.7-star rating.

Growth Initiatives 2026-2030

“In an uncertain environment, we are taking steps to ensure our continued strong performance. The Company’s categories for many years have grown at a weighted average rate of 3%, which coupled with our market share gains has historically enabled the Company to grow at a 4% organic sales rate. In 2025, we saw some categories decelerate in the face of global macro uncertainty. Today, I’m announcing that the Company is implementing three incremental growth initiatives that we believe will deliver outsized growth over the next few years. 1) expansion of the ARM & HAMMER brand 2) Growing the Oral care portfolio behind THERABREATH, and 3) international expansion with an acquisition focus. We will discuss each in more detail at our 2026 Analyst Day later today. We are confident these actions will enable the Company to achieve future evergreen business growth even if category growth remains sluggish as a result of external factors and even stronger growth if categories normalize.”

Outlook for 2026

“We gained share in slowing categories in 2025, driven by focused innovation, strong marketing, and effective promotional spending,” said Mr. Dierker. “The strength of our brands, portfolio re-shaping, and the new growth initiatives give us renewed confidence as we enter 2026. We remain focused on offering high-quality products to consumers at the right value. Our outlook is driven by strong operating fundamentals focused on volume growth, innovation, margin expansion, brand support and operating income growth.

“In 2026, we expect volume driven organic sales growth of approximately 3% to 4%.¹ This sales outlook is expected to be industry leading and reflects the strength of our brands and our stronger go forward brand portfolio. We expect reported sales to decline approximately 1.5% to 0.5%, due entirely to the businesses exited in 2025.

“Adjusted gross margin is expected to expand approximately 100 basis points from 2025. Higher volume, productivity, favorable mix from our acquisitions and portfolio actions are expected to fully offset higher inflation and tariff costs. Marketing as a percentage of sales is expected to exceed 11%.

“We expect SG&A as a percentage of sales to be higher compared to 2025, reflecting the impact of TOUCHLAND and our focused investments on new growth initiatives, ecommerce and our international division. Adjusted other expense for 2026 is expected to be approximately $75.0 million, compared to Adjusted Other expense of $62.2 million last year, due to lower interest income in 2026. Our adjusted tax rate is expected to be approximately 21.5% versus our adjusted tax rate of 22.3% in 2025.

“We expect full-year reported EPS to increase approximately 18% to 22%. Our Adjusted EPS expectation for 2026 is 5% to 8% growth, driven by expected growth in all divisions, continued TOUCHLAND momentum and gross margin expansion. This outlook offsets the impact of the 2025 business exits which represented $400 million of lower revenue and related stranded costs. The Adjusted EPS range excludes a 1% impact from expenses related to an ERP upgrade project that will continue through the first half of 2026. We expect 2026 EPS growth to be primarily in the second half of the year as we invest incrementally in marketing during the first half of the year and due to the impact of the TOUCHLAND acquisition amortization and SG&A in the first half of the year.

“Cash flow from operations is expected to be approximately $1.15 billion with higher working capital to support double digit growth in our recent acquisitions. We expect 2026 capital expenditures of approximately $130 million, approximately 2% of sales. We will continue to pursue acquisitions across the globe that meet our strict criteria, with an emphasis on fast-moving consumable products, similar to the THERABREATH, HERO, and TOUCHLAND acquisitions.

“For Q1, we expect organic sales growth of approximately 3%¹. We expect a reported sales decline of approximately 1%, due entirely to the businesses exited in 2025. We expect higher gross margin, an increase in marketing and SG&A, and a tax rate of approximately 21%. As result, we expect Adjusted EPS of $0.92 per share for the quarter, slightly ahead of last year’s adjusted Q1 EPS.” ¹

¹ Organic Sales, Adjusted Gross Margin, Adjusted SG&A, Adjusted Income from Operations, Adjusted Tax Rate, and Adjusted EPS are non-GAAP measures. See non-GAAP reconciliations included at the end of this release.

Church & Dwight Co., Inc. (NYSE: CHD) will host a webcast from the Church & Dwight 2026 Analyst Day to discuss fourth quarter and year end 2025 earnings results on January 30, 2026, at 12:00 p.m. ET. Media and investors may access the live webcast at https://investor.churchdwight.com/ beginning at 12:00 p.m. ET. The webcast will also be available for replay.

About Church & Dwight Co., Inc.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda. The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, BATISTE®, WATERPIK®, ZICAM®, THERABREATH®, HERO® and TOUCHLAND®. For more information, visit the Company’s website.

Church & Dwight has a longstanding heritage of commitment to people and the planet. In the early 1900’s, we began using recycled paperboard for all packaging of household products. Today, virtually all our paperboard packaging is from certified, sustainable sources. In 1970, the ARM & HAMMER™ brand introduced the first nationally distributed, phosphate-free detergent. That same year, Church & Dwight was honored to be one of a few corporate sponsors of the first annual Earth Day. Most recently in 2024 and 2025, our ongoing progress earned continued public recognition, including Time Magazine’s Ranking of the World’s Most Sustainable Companies, Newsweek Magazine’s Americas Most Responsible Companies, USA Today’s Ranking of America’s Climate Leaders, EPA’s Safer Choice Partner of the Year, FTSE4Good Index Series, amongst others. For more information, see the Church & Dwight 2024 Sustainability Report on the Company’s website.

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; the impact of the Touchland acquisition; the impact of tariffs; ; the intended benefits of the exploration of strategic alternatives for certain of our businesses; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; the impact of new accounting pronouncements; cost savings programs; recessionary conditions; interest rates; inflation; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions; and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “outlook,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events), including those relating to the outbreak of contagious diseases; the impact of new regulations and legislation and change in regulatory priorities of the new U.S. presidential administration; shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs; increased or changing regulation regarding the Company’s products and its suppliers in the United States and other countries where it or its suppliers operate; the impact on the global economy of the Russia/Ukraine war and conflict in the Middle East, including the impact of export controls and other economic sanctions; potential recessionary conditions or economic uncertainty; the impact of continued shifts in consumer behavior, including accelerating shifts to on-line shopping; unanticipated increases in raw material and energy prices, including as a result of the Russia/Ukraine war, conflict in the Middle East or other inflationary pressures; delays and increased costs in manufacturing and distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of inflationary conditions; the impact of supply chain and labor disruptions; the impact of severe or inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; competition; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space or on-line share of private label and retailer-branded products or other changes in the retail environment; impairment charges or other negative impacts to the value of the Company’s assets; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; our ability to complete the announced strategic alternatives for certain of our businesses and realize the intended benefits; the risk that the announcement of strategic alternatives could have an adverse effect on the Company; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; the Company’s borrowing capacity and ability to finance its operations and potential acquisitions; higher interest rates; foreign currency exchange rate fluctuations; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; integrations of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment in the countries where we do business.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(In millions, except per share data)	2025	2024	2025	2024
Net Sales	$1,644.2	$1,582.0	$6,203.2	$6,107.1
Cost of sales	890.4	874.1	3,428.4	3,317.0
Gross Profit	753.8	707.9	2,774.8	2,790.1
Marketing expenses	212.3	207.9	708.9	698.1
Selling, general and administrative expenses	275.5	243.3	988.3	927.8
Trade name and other asset impairments	0.0	0.0	0.0	357.1
Income from Operations	266.0	256.7	1,077.6	807.1
Equity in earnings of affiliates	1.3	1.9	7.9	9.1
Other income (expense), net	(79.2)	(5.5)	(128.6)	(59.9)
Income before Income Taxes	188.1	253.1	956.9	756.3
Income taxes	44.6	63.9	220.1	171.0
Net Income	$143.5	$189.2	$736.8	$585.3
Net Income per share - Basic	$0.60	$0.77	$3.04	$2.39
Net Income per share - Diluted	$0.60	$0.76	$3.02	$2.37
Dividends per share	$0.30	$0.28	$1.18	$1.13
Weighted average shares outstanding - Basic	238.7	245.2	242.7	244.4
Weighted average shares outstanding - Diluted	239.6	247.5	244.3	246.9

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Dec. 31, 2025	Dec. 31, 2024
Assets
Current Assets
Cash and Cash Equivalents	$409.0	$964.1
Accounts Receivable	593.4	600.8
Inventories	534.8	613.3
Other Current Assets	59.8	62.4
Total Current Assets	1,597.0	2,240.6
Property, Plant and Equipment (Net)	822.8	931.7
Equity Investment in Affiliates	10.3	11.1
Trade Names and Other Intangibles	3,511.5	2,888.5
Goodwill	2,627.5	2,433.2
Other Long-Term Assets	343.3	378.0
Total Assets	$8,912.4	$8,883.1
Liabilities and Stockholders’ Equity
Other Current Liabilities	1,497.7	1,315.9
Long-Term Debt	2,205.1	2,204.6
Other Long-Term Liabilities	1,207.4	1,001.8
Stockholders’ Equity	4,002.2	4,360.8
Total Liabilities and Stockholders’ Equity	$8,912.4	$8,883.1

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Twelve Months Ended
	December 31,	December 31,
(Dollars in millions)	2025	2024

Net Income	$736.8	$585.3

Depreciation and amortization	247.4	239.1
Change in fair value of business acquisition liabilities	19.0	0.0
Deferred income taxes	36.0	(82.0)
Business exit related impairments	45.6	0.0
Non-cash compensation	58.0	59.2
Trade name and other asset impairments	0.0	357.1
Loss on Sale of Vitamin Business	58.5	0.0
Other	4.3	5.7
Subtotal	1,205.6	1,164.4

Changes in assets and liabilities:
Accounts receivable	39.4	(81.5)
Inventories	56.1	2.0
Other current assets	1.2	(0.5)
Accounts payable	2.4	98.6
Accrued expenses	(60.9)	(1.1)
Income taxes payable	(5.1)	(7.1)
Other	(23.3)	(18.6)
Net cash from operating activities	1,215.4	1,156.2

Capital expenditures	(122.4)	(179.8)
Acquisitions, net of cash acquired	(656.0)	(19.9)
Proceeds from Sale of Vitamin Business	160.3	0.0
Proceeds from sale of assets	0.0	6.6
Other	1.2	9.8
Net cash (used in) investing activities	(616.9)	(183.3)

Net change in long-term debt	0.0	(204.6)
Net change in short-term debt	0.0	(3.6)
Payment of cash dividends	(287.2)	(277.0)
Proceeds from stock option exercises	35.6	142.9
Purchase of treasury stock	(900.0)	0.0
Payment of business acquisition liabilities	(5.9)	0.0
Deferred financing and other	(4.9)	(1.1)
Net cash (used in) financing activities	(1,162.4)	(343.4)

F/X impact on cash	8.8	(9.9)

Net change in cash and cash equivalents	$(555.1)	$619.6

2025 and 2024 Product Line Net Sales

	Three Months Ended		Percent
	12/31/2025	12/31/2024	Change
Household Products	$645.3	$654.8	-1.5%
Personal Care Products	625.9	570.9	9.6%
Consumer Domestic	$1,271.2	$1,225.7	3.7%
Consumer International	299.8	285.1	5.2%
Total Consumer Net Sales	$1,571.0	$1,510.8	4.0%
Specialty Products Division	73.2	71.2	2.8%
Total Net Sales	$1,644.2	$1,582.0	3.9%

	Twelve Months Ended		Percent
	12/31/2025	12/31/2024	Change
Household Products	$2,556.9	$2,584.3	-1.1%
Personal Care Products	2,217.9	2,148.0	3.3%
Consumer Domestic	$4,774.8	$4,732.3	0.9%
Consumer International	1,129.4	1,071.5	5.4%
Total Consumer Net Sales	$5,904.2	$5,803.8	1.7%
Specialty Products Division	299.0	303.3	-1.4%
Total Net Sales	$6,203.2	$6,107.1	1.6%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures. The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Gross Margin:

This press release provides information regarding adjusted gross margin, namely gross margin calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year gross margin.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted Other Income (expense):

This press release also presents adjusted other income (expense), namely other income (expense) calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year other income (expense).

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 12/31/2025

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	3.9%	4.0%	3.7%	5.2%	2.8%
Less:
Acquisitions	4.2%	4.5%	5.3%	1.3%	0.0%
Add:
FX / Other	-0.4%	-0.4%	0.0%	-2.2%	0.0%
Divestitures	1.4%	1.5%	1.5%	1.9%	0.0%

Organic Sales Growth	0.7%	0.6%	-0.1%	3.6%	2.8%

	Twelve Months Ended 12/31/2025

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	1.6%	1.7%	0.9%	5.4%	-1.4%
Less:
Acquisitions	1.9%	1.9%	2.2%	1.0%	0.0%
Add:
FX / Other	0.0%	0.0%	0.0%	0.2%	-0.3%
Divestitures	1.0%	0.8%	0.8%	0.9%	4.3%

Organic Sales Growth	0.7%	0.6%	-0.5%	5.5%	2.6%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	Three Months Ended December 31, 2025
	As Reported (US GAAP)	Year-over-year GAAP Change	Business exit related impairments	ERP Project Costs	Waterpik Restructuring	Hero Restricted Stock	Touchland Restricted Stock	Touchland Earnout	VMS Divestiture	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$1,644.2	$62.2	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$1,644.2	$62.2
Cost of sales	890.4	16.3	5.4	0.0	0.0	0.0	0.0	0.0	0.0	895.8	19.3
Gross Profit	753.8	45.9	(5.4)	0.0	0.0	0.0	0.0	0.0	0.0	748.4	42.9
Gross Margin	45.8%	1.1%								45.5%	0.9%

Marketing expenses	212.3	4.4	0.0	0.0	0.0	0.0	0.0	0.0	0.0	212.3	4.4
Percent of Net Sales	12.9%	-0.2%								12.9%	-0.2%

SG&A	275.5	32.2	0.0	(3.2)	0.0	0.0	(6.3)	(12.0)	0.0	254.0	13.8
Percent of Net Sales	16.8%	1.4%								15.4%	0.2%

VMS Trade name and other asset impairments	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Percent of Net Sales	0.0%	0.0%								0.0%	0.0%
Income from Operations	266.0	9.3	(5.4)	3.2	0.0	0.0	6.3	12.0	0.0	282.1	24.7
Operating Margin	16.2%	0.0%								17.2%	0.9%

Equity in earnings of affiliates	1.3	(0.6)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	1.3	(0.6)
Other income (expense), net	(79.2)	(73.7)	0.0	0.0	0.0	0.0	0.0	0.0	58.5	(20.7)	(15.0)
Income before Income Taxes	188.1	(65.0)	(5.4)	3.2	0.0	0.0	6.3	12.0	58.5	262.7	9.1
Income taxes	44.6	(19.3)	(1.3)	0.8	0.0	0.0	0.0	0.0	12.9	57.0	(6.1)
Net Income	$143.5	$(45.7)	$(4.1)	$2.4	$0.0	$0.0	$6.3	$12.0	$45.6	$205.7	$15.2
Net Income per share - Diluted	$0.60	-21.1%	$(0.01)	$0.01	$0.0	$0.0	$0.03	$0.05	$0.18	$0.86	11.7%

Amounts may not add due to rounding

(Dollars in millions, except per share data)
	Twelve Months Ended December 31, 2025
	As Reported (US GAAP)	Year-over-year GAAP Change	Business exit related impairments	ERP Project Costs	Waterpik Restructuring	Hero Restricted Stock	Touchland Restricted Stock	Touchland Earnout	VMS Divestiture	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$6,203.2	$96.1	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$6,203.2	$96.1
Cost of sales	$3,428.4	111.4	(25.0)	0.0	(1.9)	0.0	0.0	0.0	0.0	3,401.5	52.8
Gross Profit	2,774.8	(15.3)	25.0	0.0	1.9	0.0	0.0	0.0	0.0	2,801.7	43.3
Gross Margin	44.7%	-1.0%								45.2%	0.0%

Marketing expenses	708.9	10.8	0.0	0.0	0.0	0.0	0.0	0.0	0.0	708.9	10.8
Percent of Net Sales	11.4%	0.0%								11.4%	0.0%

SG&A	988.3	60.5	(20.6)	(8.2)	(1.5)	(5.8)	(11.5)	(19.0)	0.0	921.7	14.3
Percent of Net Sales	15.9%	0.7%								14.9%	0.0%

VMS Trade name and other asset impairments	0.0	(357.1)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Percent of Net Sales	0.0%	-5.8%								0.0%	0.0%
Income from Operations	1,077.6	270.5	45.6	8.2	3.4	5.8	11.5	19.0	0.0	1,171.1	18.2
Operating Margin	17.4%	4.1%								18.9%	0.0%

Equity in earnings of affiliates	7.9	(1.2)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	7.9	(1.2)
Other income (expense), net	(128.6)	(68.7)	0.0	0.0	0.0	0.0	0.0	0.0	58.5	(70.1)	(5.4)
Income before Income Taxes	956.9	200.6	45.6	8.2	3.4	5.8	11.5	19.0	58.5	1,108.9	11.6
Income taxes	220.1	49.1	11.1	2.1	0.8	0.0	0.0	0.0	12.9	247.0	(1.9)
Net Income	$736.8	$151.5	$34.5	$6.1	$2.6	$5.8	$11.5	$19.0	$45.6	$861.9	$13.5
Net Income per share - Diluted	$3.02	27.4%	$0.14	$0.02	$0.01	$0.03	$0.05	$0.08	$0.18	$3.53	2.6%
Amounts may not add due to rounding

(Dollars in millions, except per share data)
	Three Months Ended December 31, 2024
	As Reported (US GAAP)	Year-over-year GAAP Change	Tariff Ruling	Hero Restricted Stock	VMS Trade name and other asset impairments	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$1,582.0	$54.0	$0.0	$0.0	$0.0	$1,582.0	$54.0
Cost of sales	874.1	27.4	2.4	0.0	0.0	876.5	29.8
Gross Profit	707.9	26.6	(2.4)	0.0	0.0	705.5	24.2
Gross Margin	44.7%	0.1%				44.6%	0.0%

Marketing expenses	207.9	(11.1)	0.0	0.0	0.0	207.9	(11.1)
Percent of Net Sales	13.1%	-1.2%				13.1%	-1.2%

SG&A	243.3	(2.9)	0.0	(3.1)	0.0	240.2	1.3
Percent of Net Sales	15.4%	-0.7%				15.2%	-0.4%

VMS Trade name and other asset impairments	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Percent of Net Sales	0.0%	0.0%				0.0%	0.0%
Income from Operations	256.7	40.6	(2.4)	3.1	0.0	257.4	34.0
Operating Margin	16.2%	2.0%				16.3%	1.6%

Equity in earnings of affiliates	1.9	1.3	0.0	0.0	0.0	1.9	1.3
Other income (expense), net	(5.5)	16.0	(0.2)	0.0	0.0	(5.7)	15.8
Income before Income Taxes	253.1	57.9	(2.6)	3.1	0.0	253.6	51.1
Income taxes	63.9	22.4	(0.8)	0.0	0.0	63.1	21.6
Net Income	$189.2	$35.5	$(1.8)	$3.1	$0.0	$190.5	$29.5
Net Income per share - Diluted	$0.76	22.6%	$0.0	$0.01	$0.0	$0.77	18.5%
Amounts may not add due to rounding

(Dollars in millions, except per share data)
	Twelve Months Ended December 31, 2024
	As Reported (US GAAP)	Year-over-year GAAP Change	Tariff Ruling	Hero Restricted Stock	VMS Trade name and other asset impairments	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$6,107.1	$239.2	$0.0	$0.0	$0.0	$6,107.1	$239.2
Cost of sales	3,317.0	37.6	31.7	0.0	0.0	3,348.7	69.3
Gross Profit	2,790.1	201.6	(31.7)	0.0	0.0	2,758.4	169.9
Gross Margin	45.7%	1.6%				45.2%	1.1%

Marketing expenses	698.1	56.8	0.0	0.0	0.0	698.1	56.8
Percent of Net Sales	11.4%	0.5%				11.4%	0.5%

SG&A	927.8	38.0	0.0	(20.4)	0.0	907.4	46.8
Percent of Net Sales	15.2%	0.0%				14.9%	0.2%

VMS Trade name and other asset impairments	357.1	357.1	0.0	0.0	(357.1)	0.0	0.0
Percent of Net Sales	5.8%	5.8%				0.0%	0.0%
Income from Operations	807.1	(250.3)	(31.7)	20.4	357.1	1,152.9	66.3
Operating Margin	13.3%	-4.7%				18.9%	0.4%

Equity in earnings of affiliates	9.1	0.4	0.0	0.0	0.0	9.1	0.4
Other income (expense), net	(59.9)	38.8	(4.8)	0.0	0.0	(64.7)	34.0
Income before Income Taxes	756.3	(211.1)	(36.5)	20.4	357.1	1,097.3	100.7
Income taxes	171.0	(40.8)	(9.1)	0.0	87.0	248.9	37.1
Net Income	$585.3	$(170.3)	$(27.4)	$20.4	$270.1	$848.4	$63.6
Net Income per share - Diluted	$2.37	-22.3%	$(0.11)	$0.08	$1.10	$3.44	8.5%
Amounts may not add due to rounding

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	March 31, 2026	December 31, 2026
Reported Sales Growth	-1.0%	-1.5% to -0.5%
Acquisition	-2.6%	-1.5%
Divestiture/Other	7.5%	6.5%
FX	-0.9%	-0.5%

Organic Sales Growth	3.0%	3% to 4%

	For the year ended December 31, 2026	For the year ended December 31, 2025
Adjusted Diluted Earnings Per Share Reconciliation (Forecasted)
Diluted Earnings Per Share - Reported	$ 3.57 to 3.67	$3.02
ERP Project Costs	0.04	0.02
Touchland Restricted Stock	0.10	0.05
Business Exit Related Impairments	0.00	0.14
Hero Restricted Stock	0.00	0.03
Waterpik Restructuring	0.00	0.01
Touchland Earnout	0.00	0.08
VMS Divestiture	0.00	0.18
Diluted Earnings Per Share - Adjusted (non-GAAP)	$ 3.71 to 3.81	$3.53